151 Farmington Avenue
                                                Hartford, CT  06156



                                                Julie E. Rockmore
                                                Counsel
                                                Law Division, RE4A
April 7, 1998                                  Investments & Financial Services
                                                (860) 273-4686
                                                Fax:  (860) 273-0330

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

Re: Aetna Life Insurance and Annuity Company - Guaranteed Accumulation Account Post Effective Amendment No. 3 on Form S-2 to Registration Statement on Form S-1
     Filing No. 33-60477

Gentlemen:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Guaranteed Accumulation Account available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with such representation, I have reviewed Post-Effective Amendment No. 3 to the Registration Statement for the Guaranteed Accumulation Account including the prospectus and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Accumulation Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities will, when sold, be legally issued and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.


Sincerely,

/s/ Julie E. Rockmore

Julie E. Rockmore
Aetna Life Insurance and Annuity Company